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                                                                                              EXHIBIT 12

                         PHARMACIA & UPJOHN, INC. AND CONSOLIDATED SUBSIDIARIES
                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (U.S. dollar amounts in thousands)


                                  Three Months               Year Ended December 31,
                                     Ended
                                 March 31, 1996    1995       1994       1993       1992       1991
                                 --------------    ----       ----       ----       ----       ----
Earnings from continuing
 operations before income taxes     $ 74,368    $1,136,393 $1,271,276 $  777,736 $  947,395 $  909,659

Less: Equity in undistributed
 net income (loss) of companies
 owned less than 50%                     860         7,389      8,156      8,037      6,464      5,062
                                    --------    ---------- ---------- ---------- ---------- ----------
                                      73,508     1,129,004  1,263,120    769,699    940,931    904,597

Add: Amortization of previously
 capitalized interest                  1,874        10,079      7,695      5,419      4,486      3,109

Fixed charges included in the above:
  Interest and amortization of debt
  expense                             25,733       121,018    139,013    209,399    162,425    145,655

 Rental expense representative
 of an interest factor                 8,832        35,330     35,290     32,348     34,743     36,834
                                    --------    ---------- ---------- ---------- ---------- ----------
Earnings from continuing operations
 before income taxes and fixed
 charges                            $109,947    $1,295,431 $1,445,118 $1,016,865 $1,142,585 $1,090,195
                                    ========    ========== ========== ========== ========== ==========
Interest incurred and amortization
 of debt expense                    $ 29,808    $  148,542 $  164,341 $  233,683 $  178,677 $  158,724

Rental expense representative of an
 interest factor                       8,832        35,330     35,290     32,348     34,743     36,834
                                    --------    ---------- ---------- ---------- ---------- ----------
Total fixed charges                 $ 38,640    $  183,872 $  199,631 $  266,031 $  213,420 $  195,558
                                    ========    ========== ========== ========== ========== ==========
Ratio of earnings to fixed charges      2.85          7.05       7.24       3.82       5.35       5.57
                                        ====          ====       ====       ====       ====       ====
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